Exhibit 2.1

AMENDMENT AND JOINDER AGREEMENT TO SHARE EXCHANGE AGREEMENT

This AMENDMENT AND JOINDER TO SHARE EXCHANGE AGREEMENT (the “Amendment”), dated as of October 8, 2019, by and among Diginex Ltd., a Hong Kong company (the “Company”), the stockholders of the Company (each, a “Stockholder” and collectively the “Stockholders”), Pelham Limited, a Hong Kong company, as the representative of the Stockholders (the “Stockholders’ Representative”), Digital Innovative Limited, a Singapore public company limited by shares (“Singapore NewCo”), DIGITAL INNOVATIVE LIMITED, a British Virgin Islands business company (“BVI NewCo”), and 8i Enterprises Acquisition Corp, a British Virgin Islands business company (the “Purchaser”).

W I T N E S S E T H :

A.	The Company, the Stockholders, the Stockholders’ Representative and the Purchaser entered into that certain Share Exchange Agreement, dated as of July 9, 2019 (the “Share Exchange Agreement”).

B.	The parties to the Share Exchange Agreement desire to make certain amendments to the Share Exchange Agreement as set forth in this Amendment.

C.	In connection with such amendments, the parties to the Share Exchange Agreement desire that each of Singapore NewCo and BVI NewCo join as a party to the Share Exchange Agreement and each of Singapore NewCo and BVI NewCo desires to become bound by the Share Exchange Agreement as a party thereto.

The parties hereto accordingly agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Share Exchange Agreement.

2. Joinder. Each of Singapore NewCo and BVI NewCo is hereby joined as a party to the Share Exchange Agreement and agrees to be bound by all of the terms and conditions thereof (as amended by this Amendment) as though it were an original party thereto.

3. Amendments.

a. Definitions.

i. Amendments to Definitions. The following definitions contained in Article I of the Share Exchange Agreement are hereby deleted in their entirety and the following is inserted in the respective places:

1.2 “Additional Agreements” mean the Registration Rights Agreement, the Non-Compete Agreements, the labor agreements contemplated by Section 9.2(f), and the 8i Merger Agreement.

1.20 “Closing Payment Shares” means stock certificates representing, in the aggregate, 20,000,000 shares of Singapore NewCo Ordinary Shares issuable to the Stockholders and in such amounts set forth opposite each Stockholder’s name on Exhibit A.

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1.31 “Company Private Placement” means an issuance of new ordinary shares in the Company for up to $30 million to be completed no later than the Closing Date.

1.37 “Escrow Agreement” means an agreement in form and substance reasonably agreed to by the Purchaser and the Company between the Stockholder’s Representative, Singapore NewCo and the Escrow Agent with respect to the Escrow Shares to reflect the terms set forth in Section 10.4.

1.40 “Escrow Shares” means 2,000,000 Singapore NewCo Ordinary Shares to be held from the aggregate amount of the Closing Payment Shares.

1.76 [Intentionally left blank]

1.90 “Registration Rights Agreement” means the agreement, in a form and substance to be agreed by the parties hereto, governing the registration for resale under the Securities Act of (a) the Closing Payment Shares issued to non-affiliate Stockholders of the Company, (b) all other securities of Singapore NewCo (including derivatives thereof, such as options and warrants) held by the Singapore NewCo’s officers, directors, nominees, and direct and indirect parents, control persons, affiliates and associates immediately after the Closing, and (c) any Singapore NewCo Ordinary Shares issued to any Person pursuant to Section 6.11.

ii. New Definitions. Article I of the Share Exchange Agreement is hereby amended by adding the following definitions as new sections:

1.115 “8i Merger” has the meaning set forth in Section 6.14.

1.116 “8i Merger Agreement” means that certain Merger Agreement, dated October 7, 2019, by and among the Purchaser, BVI NewCo and Singapore NewCo, in the form set forth on Schedule 1.116.

1.117 “BVI NewCo” means DIGITAL INNOVATIVE LIMITED, a British Virgin Islands business company.

1.118 “Continued Employment” means (a) with respect to an employee, that the relevant employee has not resigned his or her employment and has not been terminated for cause, and (b) with respect to an independent contractor, that the contractual relationship that gave rise to the issuance of the Company Options has not been terminated.

1.119 “Effective Date” has the meaning set forth in Section 6.4(c).

1.120 “Form F-4” has the meeting set forth in Section 6.4(a).

1.121 “IFRS” means International Financial Reporting Standards, as adopted by the International Accounting Standards Board.

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1.122 “Singapore Companies Act” means the Companies Act (Cap. 50) of Singapore.

1.123 “Singapore NewCo” means Digital Innovative Limited, a Singapore public company limited by shares.

1.124 “Singapore NewCo Option” has the meaning set forth in Section 2.2.

1.125 “Singapore NewCo Ordinary Shares” means the ordinary shares of Singapore NewCo.

iii. Additional Amendment to Definitions. The definition of “Company Material Adverse Effect” contained in Section 1.28 of the Share Exchange Agreement and the definition of “Indebtedness” contained in Section 1.47 of the Share Exchange Agreement are each hereby amended such that the references to “U.S. GAAP” are replaced with “IFRS.”

b. Stock Option Conversion. Section 2.2 of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“Stock Option Conversion. On the Closing Date, each option to purchase shares of Company Common Stock (each, a “Company Option”) that is outstanding under any of the equity incentive plans of the Company immediately prior to the Closing, whether vested or unvested, shall, automatically and without any required action or payment on the part of any holder or beneficiary thereof, be cancelled and the holders shall receive 4,200,000 options to purchase Singapore NewCo Ordinary Shares (each, a “Singapore NewCo Option”), in the aggregate, in exchange for such cancellation. Each Singapore NewCo Option acquired in exchange for the cancellation of Company Options shall be non-transferable and shall, automatically and without any required action or payment on the part of any holder or beneficiary thereof, be converted into one (1) Singapore NewCo Ordinary Share, which Singapore NewCo Ordinary Shares shall be issued to each holder of a Singapore NewCo Option as follows: (a) one-third (1/3) on the date that is fifteen (15) months after the Closing Date, (b) one-third (1/3) on the date that is eighteen (18) months after the Closing Date and (c) one-third (1/3) on the date that is twenty-one (21) months after the Closing Date, in the case of each of (a), (b) and (c), rounded to the nearest Singapore NewCo Ordinary Share. The conversion of a Singapore NewCo Option into Singapore NewCo Ordinary Shares is subject, in each case, to the relevant holder’s Continued Employment with Singapore NewCo or any of its Affiliates on the date that is fifteen (15) months after the Closing Date as set forth in a customary option award agreement to be entered into between Singapore NewCo and each holder who is issued a Singapore NewCo Option under this Section 2.2. The Company has delivered to the Purchaser a true and correct schedule, as of the date of this Agreement, that sets forth each option holder and the number of Singapore NewCo Options each such holder shall receive at the Closing pursuant to this Section 2.2 and such schedule shall be updated between the date hereof and Closing solely to reflect the issuance of new Company Options and any lapse of previously issued Company Options, the holders of which will receive Singapore NewCo Options at the Closing pursuant to this Section 2.2. For avoidance of doubt, (a) the maximum number of Singapore NewCo Ordinary Shares that may be issued upon conversion of the Singapore NewCo Options issued at the Closing pursuant to this Section 2.2 shall be 4,200,000 and (b) the Singapore NewCo Options to be issued pursuant to this Section 2.2 shall be separate from and in addition to any options or other awards issued or issuable under the long-term incentive plan set forth in Section 6.7.”

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c. Closing Effective Time. Section 2.3 of the Share Exchange Agreement is hereby amended so that the reference to “the Purchaser” in the last sentence shall be replaced with “the Purchaser and Singapore NewCo”.

d. Board of Directors of Singapore NewCo. Section 2.4 of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“Board of Directors of Singapore NewCo. As of the Closing, Singapore NewCo’s board of directors shall consist of seven directors. At the Closing, Singapore NewCo shall cause to be appointed to Singapore NewCo’s board of directors and nominated as officers of Singapore NewCo the individuals designated by the Stockholders after the date hereof, who shall become the directors and officers of Singapore NewCo until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.”

e. Consideration.

i. Article III of the Share Exchange Agreement is hereby amended so that any reference to “the Purchaser Ordinary Shares” shall be replaced with “Singapore NewCo Ordinary Shares”.

ii. Section 3.1(a) of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“Subject to and upon the terms and conditions set forth in this Agreement, in full payment for the Company Common Stock purchased by the Purchaser pursuant to Section 2.1, Singapore NewCo shall issue to the Stockholders the Closing Payment Shares, which, with respect to (a) the Escrow Shares, shall be partly paid and (b) the remaining Closing Payment Shares, shall be fully paid, in each case free and clear of all Liens other than applicable securities Law restrictions, the constitutive documents of Singapore NewCo and the Lock-Up Agreements. Each Stockholder shall receive the number of Closing Payment Shares opposite such Stockholder’s name on Exhibit A in exchange for the number of Company Common Stock opposite such Stockholder’s name on Exhibit A. The number of Escrow Shares to be allocated to each of the Stockholders and held pursuant to the Escrow Agreement is set forth opposite each Stockholder’s name on Exhibit A. Exhibit A shall be updated between the date hereof and the Closing to reflect transfers of Company Common Stock between the date hereof and the Closing and the issuance of new ordinary shares in the Company pursuant to the Company Private Placement.”

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iii. Section 3.1(b) of the Share Exchange Agreement is hereby amended so that each reference to “the Purchaser” shall be replaced with “Singapore NewCo”.

iv. Section 3.2 of the Share Exchange Agreement is hereby amended so that any reference to “the Purchaser” shall be replaced with “Singapore NewCo”.

f. Corporate Authorization. The first sentence of Section 5.2 of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“The execution, delivery and performance by the Purchaser of this Agreement and the Additional Agreements to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser and, upon obtaining the Purchaser Business Combination Approval, will be duly authorized by all necessary corporate action on the part of the Purchaser.”

g. Governmental Authorization. Section 5.3 of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“Governmental Authorization. Other than the registration of the Articles of Merger (as defined in the 8i Merger Agreement) by the Registrar of Corporate Affairs in the British Virgin Islands in connection with the 8i Merger, neither the execution, delivery nor performance of this Agreement by the Purchaser requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

h. Issuance of Shares. Section 5.6 of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“[Intentionally left blank.]”

i. Capitalization. The first sentence of Section 5.7(a) of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“The Purchaser is authorized to issue an unlimited number of shares with no par value divided into two classes of shares being (i) ordinary shares with no par value and (ii) preferred shares with no par value, of which 7,427,500 ordinary shares and zero preferred shares are issued and outstanding as of the date hereof.”

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j. Form F-4/Proxy Statement; Purchaser Special Meeting. Section 6.4 of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“(a) Promptly after the receipt by the Purchaser from the Company of all financial and other information relating to the Company required for inclusion therein, the Purchaser and the Company shall prepare and the Purchaser shall file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Purchaser Ordinary Shares to, among other things, vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby (“Purchaser Stockholder Approval”) at a meeting of holders of Purchaser Ordinary Shares to be called and held for such purpose (the “Purchaser Special Meeting”). Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting proxies from holders of Purchaser Ordinary Shares for the matters to be acted upon at the Purchaser Special Meeting (the “Proxy Statement”), and shall be included in a Registration Statement on Form F-4 filed with the SEC by Singapore NewCo (the “Form F-4”), which shall register the Singapore NewCo Ordinary Shares issuable in the 8i Merger and the Share Exchange. The Company and its counsel and the Purchaser and its counsel shall be given an opportunity to review and comment on the Form F-4 prior to its filing with the SEC. The Purchaser and the Company shall promptly respond to any SEC comments on the Form F-4. The Purchaser and the Company shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(b) The Company shall provide the Purchaser with all reasonable information concerning the business of the Company Group and the management, operations and financial condition of the Company Group as is required by the SEC for inclusion in the Proxy Statement and Form F-4 (“Company Information”), including, all financial statements required by relevant securities laws and regulations (the “Required Financial Statements”), which shall be prepared under such accounting principles and for such periods as required by the forms, rules and regulations of the SEC or as requested by the SEC in connection with its review of the Form F-4 or any Other Filing (as defined below). Subject to the Company’s review and approval of the Proxy Statement and Form F-4, including the Company Information included therein, the Company acknowledges and agrees that Company Information (including the Required Financial Statements), or summaries thereof or extracts therefrom, may be included in the Form F-4 and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (“Other Filings”). In connection therewith, the Company shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company Group to reasonably cooperate with Purchaser as relevant if required in connection with the foregoing. The Purchaser agrees to provide the Company with a reasonable opportunity to review the Form F-4 and any Other Filing and to not file the Form F-4 or any Other Filing without the Company’s approval (such approval not to be unreasonably withheld, conditioned or delayed).

(c) As soon as practicable following the date on which the Form F-4 is declared effective by the SEC (the “Effective Date”), the Purchaser shall distribute the Proxy Statement to the holders of Purchaser Ordinary Shares and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with its organizational documents and the laws of the British Virgin Islands and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the stockholders of the Purchaser for approval or adoption at the Purchaser Special Meeting, including, without limitation, the matters described in Section 6.4(a).

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(d) The Purchaser and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the British Virgin Islands and other applicable corporate Law in the preparation, filing and distribution of the Form F-4 and the Proxy Statement, as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Purchaser Special Meeting. Without limiting the foregoing, the Purchaser shall ensure that each of the Form F-4, as of the Effective Date, and the Proxy Statement, as of the date on which it is first distributed to holders of Purchaser Ordinary Shares, and as of the date of the Purchaser Special Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Purchaser shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Form F-4 and/or the Proxy Statement, as applicable, will not as of the Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Purchaser Ordinary Shares or at the time of the Purchaser Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. If at any time prior to Closing, a change in the Company Information, Required Financial Statements or other financial information, which would make the preceding sentence incorrect, should be discovered by the Company, it shall promptly notify the Purchaser of such change. The Purchaser represents and warrants that the information relating to the Purchaser supplied by it for inclusion in the Form F-4 and/or the Proxy Statement, as applicable, will not, as of the Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Purchaser Ordinary Shares or at the time of the Purchaser Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.”

k. Singapore NewCo Incentive Plan. Section 6.7 of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“Singapore NewCo Incentive Plan. The Purchaser and the Company shall prepare a mutually agreeable long-term incentive plan for certain key employees of the Singapore NewCo group following Closing, the key terms of which are set forth on Schedule 6.7, and which shall be adopted by Singapore NewCo prior to the Purchaser Special Meeting.”

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l. Closing SEC Filings. Section 6.8(b) of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“(b) At least five (5) days prior to the Closing, the Purchaser shall begin preparing, in consultation with the Company, a draft Shell Company Report on Form 20-F in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Share Exchange pursuant to Form 20-F (the “Closing Form 20-F”). Prior to the Closing, the Purchaser and the Company shall prepare a mutually agreeable press release announcing the consummation of the Share Exchange (the “Closing Press Release”). Concurrently with the Closing, the Purchaser shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 20-F with the SEC.”

m. Nasdaq Matters. Section 6.9 of the Share Exchange Agreement is hereby deleted in its entirety and the following is hereby inserted in its place:

“Nasdaq Matters. The Purchaser shall use commercially reasonable efforts to assist Singapore NewCo to qualify Singapore NewCo Ordinary Shares to be listed on Nasdaq upon the Closing.”

n. Section 16 of the Exchange Act. Section 6.10 of the Share Exchange Agreement is hereby amended so that any reference to “the Purchaser Ordinary Shares” shall be replaced with “Singapore NewCo Ordinary Shares”.

o. Issuance of Singapore NewCo Ordinary Shares for Services. Section 6.11 of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“Issuance of Singapore NewCo Ordinary Shares for Services. At the Closing, Singapore NewCo shall issue Singapore NewCo Ordinary Shares (in lieu of cash compensation) in the aggregate amount set forth on Schedule 6.11 to those Persons listed thereon, for services rendered to (a) the Purchaser or (b) the Company and set forth on Schedule 4.28.”

p. Audited Financial Statements. Section 6.13 of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“Audited Financial Statements. The Company shall use commercially reasonable efforts to deliver to the Purchaser, as soon as practicable, but in no event later than September 30, 2019, audited financial statements for the periods ended March 31, 2019 and 2018 and interim reviewed financial statements for the period ended June 30, 2019, all prepared under IFRS in accordance with requirements of the Public Company Accounting Oversight Board for public companies.”

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q. Merger of BVI NewCo and Purchaser. Article VI of the Share Exchange Agreement is hereby amended by adding the following as a new Section 6.14:

“Merger of BVI NewCo and Purchaser. Between the date hereof and Closing, BVI NewCo and the Purchaser shall effectuate a merger of the two companies with the Purchaser as the surviving entity pursuant to the 8i Merger Agreement (the “8i Merger”).”

r. Notice of Compliance and Statutory Meeting of Singapore NewCo. Article VI of the Share Exchange Agreement is hereby amended by adding the following as a new Section 6.15:

“Notice of Compliance and Statutory Meeting of Singapore NewCo. As soon as reasonably possible, and in no event later than three days, following the date on which the Purchaser distributes the Proxy Statement to the holders of Purchaser Ordinary Shares pursuant to Section 6.4, Singapore NewCo shall file a notice of compliance with the Accounting and Corporate Regulatory Authority of Singapore. On the day that is one (1) month after the date on which Singapore NewCo files a notice of compliance in accordance with the immediately preceding sentence, Singapore NewCo shall hold a statutory meeting in accordance with applicable Law.”

s. Directors’ and Officers’ Indemnification and Liability Insurance. Section 8.3 of the Share Exchange Agreement is hereby amended so that (i) each reference to “the Purchaser” shall be replaced with “Singapore NewCo”, and (ii) Section 8.3(b)(i) is deleted in its entirety and the following is inserted in its place.

“(i) Singapore NewCo may cause coverage to be extended under the current directors’ and officers’ liability insurance of Singapore NewCo and/or its Subsidiaries by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing and”

t. Round Lot Holders. Section 8.4 of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“Round Lot Holders. The parties to this Agreement shall use commercially reasonable efforts to cause Singapore NewCo to have at least three hundred (300) shareholders of record with each holding at least one hundred (100) shares of Singapore NewCo Ordinary Shares at the Closing, after giving effect to any redemptions by the Purchaser and consummation of the 8i Merger.”

u. Condition to the Obligations of the Parties.

i. Section 9.1(g) of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“The Singapore NewCo Ordinary Shares to be issued in connection with the Share Exchange shall have been approved for listing on Nasdaq.”

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ii. Section 9.1 of the Share Exchange Agreement is hereby amended by adding the following as a new subsection (i):

“Singapore NewCo shall have held a statutory meeting pursuant to Section 6.15.”

v. Condition of the Obligations of the Purchaser. Section 9.2(g) of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“The Purchaser shall have received executed copies of lock-up agreements (the “Lock-Up Agreements”) in a form and substance reasonably acceptable to the parties hereto signed by each of the Stockholders. The Lock-Up Agreements shall contain transfer restrictions and exceptions substantially similar to those contained in the Stock Escrow Agreement, dated as of March 27, 2019, by and among the Purchaser, the initial shareholders of the Purchaser listed on Exhibit A attached thereto and VStock Transfer, LLC, except that transfers shall also be permitted to strategic investors approved by Singapore NewCo’s board of directors.”

w. Condition of the Obligations of the Company.

i. Section 9.3(e) the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“The Stockholder designees shall have been appointed to the board of directors of Singapore NewCo, effective as of the Closing.”

ii. Section 9.3(g) the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“Singapore NewCo shall have filed with the Accounting and Corporate Regulatory Authority of Singapore the Amended and Restated Constitution in the form included in the Form F-4 and approved by the shareholders of Singapore NewCo in connection with the 8i Merger.”

iii. Section 9.3 of the Share Exchange Agreement is hereby amended by adding the following as a new subsection (h):

“Consummation of the 8i Merger.”

x. Escrow of Escrow Shares by Stockholders.

i. Section 10.4 of the Share Exchange Agreement is hereby amended so that each reference to “the Purchaser” shall be replaced with “Singapore NewCo”.

ii. The first sentence of Section 10.4(b) of the Share Exchange Agreement is hereby amended to insert “(which, at such time, shall be deemed to be fully paid)” after “Escrow Shares”.

iii. Section 10.4(d) of the Share Exchange Agreement is hereby amended by adding the following to the end thereof”

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“Notwithstanding anything herein to the contrary and in accordance with the organizational documents of Singapore NewCo, any Escrow Shares released from the Escrow Account to the Stockholders’ Representative for distribution to the Stockholders shall be deemed fully paid Singapore NewCo Ordinary Shares as of the time of such release; provided, that no Stockholder shall be required to pay any additional amount (in cash or otherwise) to Singapore NewCo in connection with the receipt of fully paid Singapore NewCo Ordinary Shares.”

y. Notices. Section 13.1 of the Share Exchange Agreement is hereby amended by adding the following to the end thereof:

if to Singapore NewCo, to:

c/o Diginex Limited 35F International Finance Centre 8 Finance Street Central, Hong Kong Attn: Paul Ewing

if to BVI NewCo, to:

c/o Diginex Limited 35F International Finance Centre 8 Finance Street Central, Hong Kong Attn: Paul Ewing

z. Expenses. Section 13.5 of the Share Exchange Agreement is hereby deleted in its entirety and the following is inserted in its place:

“Expenses. The costs and expenses of the Purchaser, Singapore NewCo, BVI NewCo and the Company (including the Hong Kong stamping fee) in connection with this Agreement and the transactions contemplated hereby shall be paid by Singapore NewCo after the Closing. If the Closing does not take place and such failure to close is not the result of a default by any party hereto, each party shall be solely responsible for its own costs and expenses, except that (a) the Purchaser shall pay the Company’s reasonable fees and expenses of UHY LLP (and its Affiliates) in connection with the Company’s audit of its financial statements for the periods ended March 31, 2019 and 2018 and review of its financial statements for the period ended June 30, 2019, in accordance with U.S. GAAP and the requirements of the Public Company Accounting Oversight Board for public companies; provided, however that any fees and expenses incurred in connection with Section 6.13 that relate to or arise in connection with the change of the aforementioned audit from U.S. GAAP to IFRS (and the further conduct of such audit in accordance with IFRS) shall be borne solely by the Company, and (b) the Company shall pay Singapore NewCo’s and BVI NewCo’s reasonable fees and expenses. If the failure of the Closing to occur is the result of a default by the Company under Section 12.2(a), the Company shall reimburse the Purchaser for all of the Purchaser’s professional fees, disbursements and other costs and expenses incurred in connection with this Agreement. If the failure of the Closing to occur is the result of a default by the Purchaser under Section 12.2(b), the Purchaser shall reimburse the Company for all of the Company’s professional fees, disbursements and other costs and expenses incurred in connection with this Agreement, which shall include such fees of Singapore NewCo and BVI NewCo.”

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aa. Schedules.

i. Schedule 4.28, Schedule 5.5 and Schedule 6.11 of the Share Exchange Agreement are hereby amended so that each reference to “the Purchaser Ordinary Shares” shall be replaced with “Singapore NewCo Ordinary Shares”.

ii. A new Schedule 1.116 is hereby added to the Share Exchange Agreement in the form of Exhibit A to this Amendment.

iii. Schedule 2.3 of the Share Exchange Agreement is hereby deleted in its entirety and replaced with Exhibit B to this Amendment.

iv. Schedule 6.7 of the Share Exchange Agreement is hereby deleted in its entirety and replaced with Exhibit C to this Amendment

4. Representations and Warranties of Singapore NewCo. Singapore NewCo hereby represents and warrants to each of the Purchaser and the Company as of the date hereof and as of the Closing Date as follows:

a. Corporate Existence and Power. Singapore NewCo is a public company limited by shares duly incorporated, validly existing and in good standing under the laws of Singapore. Singapore NewCo has all corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Singapore NewCo is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

b. Corporate Authorization. The execution, delivery and performance by Singapore NewCo of this Amendment and the Additional Agreements to which it is a party and the consummation by Singapore NewCo of the transactions contemplated hereby and thereby are within the corporate powers of Singapore NewCo and have been duly authorized by all necessary corporate action on the part of Singapore NewCo. This Amendment has been duly executed and delivered by Singapore NewCo and assuming the due authorization and execution by each other party hereto and to the Additional Agreements, this Amendment constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of Singapore NewCo, enforceable against it in accordance with its and their terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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c. Governmental Authorization. Neither the execution, delivery or performance of this Amendment by Singapore NewCo requires any Governmental Approval.

d. Non-Contravention. The execution, delivery and performance by Singapore NewCo of this Amendment and the Additional Agreements and the consummation by Singapore NewCo of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the organizational or constitutive documents of Singapore NewCo, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Singapore NewCo, (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Singapore NewCo or require any payment or reimbursement or to a loss of any material benefit relating to its business to which Singapore NewCo is entitled under any provision of any contract to which Singapore NewCo is a party, or (iv) result in the creation or imposition of any Lien on any of Singapore NewCo Ordinary Shares, or on any material properties or assets of Singapore NewCo, except that the Escrow Shares shall not be deemed fully paid until such time when they are released to the Stockholders in accordance with Section 10.4, if applicable.

e. Finders’ Fees. There is no investment banker, broker, finder, agent or other intermediary which has been retained by or is authorized to act on behalf of Singapore NewCo or its Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Amendment or any of the Additional Agreements.

f. Issuance of Shares. The Closing Payment Shares and any Singapore NewCo Ordinary Shares issued pursuant to Section 3.2 of the Share Exchange Agreement, when issued in accordance with the Share Exchange Agreement, will be duly authorized, validly issued, and nonassessable, free and clear of any Liens and not issued in violation of any right of any third party pursuant to any contract to which Singapore NewCo is bound, applicable Law or Singapore NewCo’s organizational documents. The Escrow Shares (prior to their release from the Escrow Account to the Stockholders’ Representative for distribution to the Stockholders) will be partly paid (and subject to such Liens as set out in the constitutive documents of Singapore NewCo) and the remaining Closing Payment Shares will be fully paid.

g. Capitalization. The share capital of Singapore NewCo consists of one (1) issued and unpaid share as of the date hereof. No other shares of capital stock or other voting securities of Singapore NewCo are issued, reserved for issuance or outstanding. All issued and outstanding shares of Singapore NewCo Ordinary Shares are duly authorized, validly issued and nonassessable and not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Singapore Companies Act, Singapore NewCo’s organizational documents or any contract to which Singapore NewCo is a party or by which Singapore NewCo is bound. Except as set forth in Singapore NewCo’s organizational documents, there are no outstanding contractual obligations of Singapore NewCo to repurchase, redeem or otherwise acquire any shares of Singapore NewCo Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Singapore NewCo to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Singapore NewCo has no convertible securities, exchangeable securities, warrants, options or other rights outstanding that, pursuant to their terms, as a result of the consummation of the transactions contemplated hereby, will become convertible, exchangeable or exercisable of any shares, warrants, options or other securities of Singapore NewCo.

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h. Business Activities. Since its incorporation, Singapore NewCo has not conducted any business activities other than such actions as are reasonably necessary to effectuate the transactions contemplated by the Share Exchange Agreement and this Amendment.

i. No Other Representations and Warranties. Except as provided in this Section 4, neither Singapore NewCo or any of its Affiliates nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Purchaser, the Company or their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser or the Company.

5. Representations and Warranties of BVI NewCo. BVI NewCo hereby represents and warrants to each of the Purchaser and the Company as of the date hereof and as of the Closing Date as follows:

a. Corporate Existence and Power. BVI NewCo is a BVI business company duly incorporated, validly existing and in good standing under the laws of British Virgin Islands. BVI NewCo has all corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. BVI NewCo is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

b. Corporate Authorization. The execution, delivery and performance by BVI NewCo of this Amendment and the Additional Agreements to which it is a party and the consummation by BVI NewCo of the transactions contemplated hereby and thereby are within the corporate powers of BVI NewCo and have been duly authorized by all necessary corporate action on the part of BVI NewCo. This Amendment has been duly executed and delivered by BVI NewCo and assuming the due authorization and execution by each other party hereto and to the Additional Agreements, this Amendment constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of BVI NewCo, enforceable against it in accordance with its and their terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

c. Governmental Authorization. Neither the execution, delivery or performance of this Amendment by BVI NewCo requires any Governmental Approval.

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d. Non-Contravention. The execution, delivery and performance by BVI NewCo of this Amendment and the Additional Agreements and the consummation by BVI NewCo of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the organizational or constitutive documents of BVI NewCo, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon BVI NewCo, (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of BVI NewCo or require any payment or reimbursement or to a loss of any material benefit relating to its business to which BVI NewCo is entitled under any provision of any contract to which BVI NewCo is a party, or (iv) result in the creation or imposition of any Lien on any of BVI NewCo Ordinary Shares, or on any material properties or assets of BVI NewCo.

e. Finders’ Fees. There is no investment banker, broker, finder, agent or other intermediary which has been retained by or is authorized to act on behalf of BVI NewCo or its Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Amendment or any of the Additional Agreements.

f. Capitalization. BVI NewCo is authorized to issue one share with no par value which is issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of BVI NewCo are issued, reserved for issuance or outstanding. All issued and outstanding shares of BVI NewCo are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of BVI Business Companies Act, 2004 (as amended), BVI NewCo’s organizational documents or any contract to which BVI NewCo is a party or by which BVI NewCo is bound. Except as set forth in BVI NewCo’s organizational documents, there are no outstanding contractual obligations of BVI NewCo to repurchase, redeem or otherwise acquire any shares or other capital equity of BVI NewCo. There are no outstanding contractual obligations of BVI NewCo to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. BVI NewCo has no convertible securities, exchangeable securities, warrants, options or other rights outstanding that, pursuant to their terms, as a result of the consummation of the transactions contemplated hereby, will become convertible, exchangeable or exercisable of any shares, warrants, options or other securities of BVI NewCo.

g. Business Activities. Since its incorporation, BVI NewCo has not conducted any business activities other than such actions as are reasonably necessary to effectuate the transactions contemplated by the Share Exchange Agreement and this Amendment. Except for the consideration paid for issued shares in connection with its incorporation, BVI NewCo does not own any assets and does not have any liabilities.

h. No Other Representations and Warranties. Except as provided in this Section 5, neither BVI NewCo or any of its Affiliates nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Purchaser, the Company or their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser or the Company.

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6. No Other Amendments. Except for the amendments expressly set forth in this Amendment, the Share Exchange Agreement shall remain unchanged and in full force and effect.

7. Entire Agreement. The Share Exchange Agreement (as amended by this Amendment) together with the Additional Agreements, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof or thereof, other than those expressly set forth in the Share Exchange Agreement (as amended by this Amendment) or the Additional Agreements. The Share Exchange Agreement (as amended by this Amendment) supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein; provided, however, that the parties hereto acknowledge that the Section entitled “No Trading” in that certain Summary of Non-Binding Terms between the Company and Singapore NewCo (as amended) shall remain in full force and effect.

8. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

9. Severability. A determination by a court or other legal authority of competent jurisdiction that any provision of this Amendment is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties hereto shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

10. Counterparts; Facsimile Signatures. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Amendment shall become effective upon delivery to each party hereto an executed counterpart or the earlier delivery to each party hereto an original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11. Captions. Captions are not a part of this Amendment, but are included for convenience, only.

12. Further Assurances. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Amendment.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Purchaser:

8i Enterprises Acquisition Corp

By:	/s/ James Tan
Name:	James Tan
Title:	CEO

Company:

Diginex Ltd.

By:	/s/ Miles Pelham
Name:	Miles Pelham
Title:	Chairman

Stockholders’ Representative:
Pelham Limited

By:	/s/ Miles Pelham
Name:	Miles Pelham

Stockholders: Pelham Limited

By:	/s/ Miles Pelham
Name:	Miles Pelham

Singapore NewCo:

Digital Innovative Limited

By:	/s/ Paul Ewing
Name:	Paul Ewing
Title:	Director

BVI NewCo:

DIGITAL INNOVATIVE LIMITED

By:	/s/ Paul Ewing
Name:	Paul Ewing
Title:	Director

[Signature page to Amendment and Joinder to Share Exchange Agreement]

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